Exhibit 99.1

HERCULES HOSTS INVESTOR DAY

Discusses Hurricane Katrina Impacts

WILMINGTON, DE, SEPTEMBER 14, 2005 . . . Hercules Incorporated (NYSE: HPC) today held an Investor and Analyst Day with a focus on technology and innovation.  “Innovation is a key element of our strategy”, said Craig A. Rogerson, President and Chief Executive Officer.  “We have increased our investment in technology over the past two years to better serve our customers’ businesses and generate profitable growth opportunities.”

Mr. Rogerson also commented on the impact of Hurricane Katrina, “While the Company’s Mississippi paper chemicals production facility sustained relatively minor damage and some lost production time, the indirect effects of the Hurricane are more pronounced across all our businesses.”

The Company is experiencing increased raw material, utility and transportation costs exacerbated by Hurricane Katrina.  While the full impacts of Hurricane Katrina are not fully known at this time, the Company believes that it will impact earnings per share by at least five cents for the balance of the year.

The Company is implementing price increases and freight surcharges and will accelerate the implementation of further productivity initiatives to help offset the cost increases.  The Company intends to provide more details when it releases its third quarter earnings.

Investor Day Webcast

Webcast:                                             Listen-only mode via Internet broadcast from www.herc.com

under Shareholder Info.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in the actual effective tax rate or ongoing effective tax rate, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Stuart L. Fornoff	(302) 594-7151